Alexander B. Jones from 22NW, LP to be Added to the Board and Nominated to Serve on

Culp, Inc. Board of Directors at 2024 Annual Shareholders Meeting.

HIGH POINT, N.C. (June 17, 2024) ─ Culp, Inc. (the Company) (NYSE: CULP) today announced that it has entered into a cooperation agreement with 22NW, LP, one of the Company’s largest shareholders.

Pursuant to the agreement, the Company will add Mr. Alexander B. Jones to the board, effectively immediately, and Mr. Jones will serve as a nominee to its slate of directors at the September 2024 Annual Shareholders Meeting. Mr. Jones is a Vice President and Sr. Research Analyst at 22NW where he oversees the firm’s investments in the industrials, materials, and consumer sectors. Mr. Jones is currently an Independent Director at the L.B Foster Company, (NASDAQ: FSTR).

Franklin Saxon, Culp, Inc. Chairman of the Board of Directors, commented on the agreement, “We are pleased to have reached this agreement with 22NW for Alex to join the board. Our interactions with Alex and 22NW have been constructive over the years, and as we execute our recently announced restructuring plan, we are pleased to have Alex’s perspectives and insights as a Board member.”

Aron R. English, 22NW’s Portfolio Manager and Founder, commented, “We appreciate the constructive dialogue we have had with Culp. We are encouraged by and supportive of the Company’s restructuring initiatives, and we look forward to Alex’s contributions to the board for the benefit of all shareholders.”

Alexander B. Jones, Vice President, and Sr. Research Analyst at 22NW, LP, commented, “I am honored to be joining the CULP Board. I look forward to working constructively with management and the Board on topics relevant for all shareholders, particularly on issues like investor communications and capital allocation.”

In the agreement, Culp, Inc. and 22NW have agreed to customary standstill, voting and other provisions. The complete agreement between Culp, Inc. and 22NW will be filed with the SEC as an exhibit to a form 8-K.

About Culp, Inc.

Culp, Inc. is one of the world’s largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture. The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers. Culp has manufacturing and sourcing capabilities located in the United States, Canada, China, Haiti, Turkey, and Vietnam.

About 22NW, LP

22NW, LP is a Seattle-based investment firm that specializes in microcap investments that have a multiyear investment horizon.

Investor Relations Contact

Ken Bowling, Executive Vice President, Chief Financial Officer, and Treasurer:

(336) 881-5630

krbowling@culp.com

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